EXHIBIT 5.1
1000 Cathedral Place
925 West Georgia Street
Vancouver, British Columbia
Canada V6C 3L2
Telephone: (604) 662-8808
Facsimile: (604) 669-8803
www.sangramoller.com
December 6, 2010
Terra Nova Royalty Corporation
Suite 1620 — 400 Burrard Street,
Vancouver, British Columbia
Canada V6C 3A6
Re:   Shares to be Issued Under the Terra Nova Royalty Corporation 2008 Equity Incentive Plan
Ladies and Gentlemen:
We have acted as counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission (the “Commission”) on or about December 6, 2010 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,500,000 common shares (the “Common Shares”) of Terra Nova Royalty Corporation, a British Columbia corporation (the “Corporation”), issuable under the Corporation’s 2008 Equity Incentive Plan (the “Plan”).
For the purposes of this opinion, we have considered such questions of law and have examined such other documents as we have considered necessary to give the opinions expressed herein. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies.
We express no opinion as to the laws or any matters governed by any laws of any jurisdiction other than the laws of the Province of British Columbia and the Federal laws of Canada applicable therein.
Based upon the foregoing and in reliance thereon, it is our opinion that the reservation for issuance of 1,500,000 Common Shares pursuant to the Plan has been duly authorized and, when such Common Shares are issued pursuant to awards properly granted and exercised in accordance with the terms and conditions of the Plan, and related agreements, such Common Shares will be validly issued, fully paid and non-assessable.
We consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
The opinions expressed above are provided exclusively for the benefit of the Corporation and for use in connection with the filing of the Registration Statement. The opinions may not be used or relied on by any other person or for any other purpose without our prior written consent.
Very truly yours,

/s/ Sangra Moller LLP